Exhibit 99.1
NEWS CORPORATION REPORTS THIRD QUARTER RESULTS FOR FISCAL 2024
FISCAL 2024 THIRD QUARTER KEY FINANCIAL HIGHLIGHTS

•Third quarter revenues were $2.42 billion, a 1% decrease compared to $2.45 billion in the prior year, reflecting a $21 million, or 1%, negative impact from foreign currency fluctuations. Adjusted Revenues were flat compared to the prior year
•Net income in the quarter was $42 million, compared to net income of $59 million in the prior year
•Third quarter Total Segment EBITDA was $322 million, compared to $320 million in the prior year
•In the quarter, reported EPS were $0.05 as compared to $0.09 in the prior year - Adjusted EPS were $0.11 compared to $0.09 in the prior year
•At the Dow Jones segment, professional information business revenues grew 10% compared to the prior year, driven by the continued success of Risk & Compliance and Dow Jones Energy, which each grew 15%
•Dow Jones achieved its highest sequential quarterly net additions for digital subscriptions of 322 thousand, reaching over 5 million Dow Jones digital subscriptions for the quarter
•REA Group posted strong results with quarterly revenues of $256 million, a 15% increase compared to the prior year, primarily driven by robust Australian residential performance

NEW YORK, NY – May 8, 2024 – News Corporation (“News Corp” or the “Company”) (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months ended March 31, 2024.

Commenting on the results, Chief Executive Robert Thomson said:

“News Corp has again made substantial progress on our strategic imperative to transform the company and increase value for all shareholders.

News Corp’s profitability rose slightly in the third quarter as compared to the prior year, continuing our growth this fiscal year — and that increase, which gathered pace in April, follows the three most profitable years since the company was reincarnated in 2013.

We are in the midst of an exponential digital revolution, and our own company has continued to change significantly and profitably. Importantly, we are working to promote our quality journalism in the age of Generative AI and are gratified that the most enlightened leaders in the industry appreciate the commercial and social value of that content.

Separately, we have this week extended our existing partnership with Google.

As mentioned previously, we have been reviewing our company’s structure — and that work is intense and ongoing — and we have made underlying changes to provide maximum flexibility.”

THIRD QUARTER RESULTS

The Company reported fiscal 2024 third quarter total revenues of $2.42 billion, a 1% decrease compared to $2.45 billion in the prior year period, primarily driven by lower advertising revenues at the News Media segment, lower physical book sales at the Book Publishing segment and lower revenues at Move due to ongoing challenging housing market conditions in the U.S., in addition to a $21 million, or 1%, negative impact from foreign currency fluctuations. The decrease was partly offset by higher Australian residential revenues at REA Group and continued strong growth in the professional information business at the Dow Jones segment. Adjusted Revenues

(which excludes the foreign currency impact, acquisitions and divestitures as defined in Note 2) were flat compared to the prior year.

Net income for the quarter was $42 million, a 29% decrease compared to net income of $59 million in the prior year, primarily driven by lower Other, net, which benefited in the prior year from a gain on sale, higher impairment and restructuring charges and higher depreciation and amortization expenses. These impacts were partially offset by lower income tax expense and improved equity losses of affiliates.

The Company reported third quarter Total Segment EBITDA of $322 million, a 1% increase compared to $320 million in the prior year primarily due to strong contributions from REA Group and the Dow Jones segment combined with lower costs at the Book Publishing segment and gross cost savings related to the announced 5% headcount reduction initiative. The increase was largely offset by the lower revenue drivers discussed above and higher marketing costs at Move. Adjusted Total Segment EBITDA (as defined in Note 2) increased 1%.

Net income per share attributable to News Corporation stockholders was $0.05 as compared to $0.09 in the prior year.

Adjusted EPS (as defined in Note 3) were $0.11 compared to $0.09 in the prior year.

SEGMENT REVIEW

	For the three months ended March 31,			For the nine months ended March 31,
	2024	2023	% Change	2024	2023	% Change
	(in millions)		Better/ (Worse)	(in millions)		Better/ (Worse)
Revenues:
Digital Real Estate Services	$388	$363	7%	$1,210	$1,170	3%
Subscription Video Services	455	477	(5)%	1,411	1,441	(2)%
Dow Jones	544	529	3%	1,665	1,607	4%
Book Publishing	506	515	(2)%	1,581	1,533	3%
News Media	530	563	(6)%	1,641	1,695	(3)%
Other	—	—	—%	—	—	—%
Total Revenues	$2,423	$2,447	(1)%	$7,508	$7,446	1%

Segment EBITDA:
Digital Real Estate Services	$104	$102	2%	$373	$349	7%
Subscription Video Services	66	68	(3)%	236	269	(12)%
Dow Jones	118	109	8%	405	361	12%
Book Publishing	62	61	2%	212	151	40%
News Media	26	34	(24)%	92	111	(17)%
Other	(54)	(54)	—%	(159)	(162)	2%
Total Segment EBITDA	$322	$320	1%	$1,159	$1,079	7%

Digital Real Estate Services

Revenues in the quarter increased $25 million, or 7%, compared to the prior year, driven by strong performance at REA Group partly offset by lower revenues at Move. Segment EBITDA in the quarter increased $2 million, or 2%, compared to the prior year, primarily due to higher contribution from REA Group partly offset by $11 million in increased costs at Move primarily driven by higher marketing spend, and the lower revenues referenced above, in addition to a $4 million, or 4%, negative impact from foreign currency fluctuations. Adjusted Revenues and Adjusted Segment EBITDA (as defined in Note 2) increased 9% and 7%, respectively.

In the quarter, revenues at REA Group increased $34 million, or 15%, to $256 million, primarily driven by higher Australian residential revenues due to price increases, increased depth penetration, favorable geographic mix and an increase in national listings. The increase was partially offset by a $10 million, or 5%, negative impact from foreign currency fluctuations. Australian national residential buy listing volumes in the quarter increased 6% compared to the prior year, with listings in Sydney and Melbourne up 20% and 18%, respectively.

Move’s revenues in the quarter decreased $9 million, or 6%, to $132 million, primarily as a result of lower real estate revenues. Real estate revenues, which represented 80% of total Move revenues, decreased $6 million, or 5%, driven by the ongoing impact of the macroeconomic environment on the housing market, including higher mortgage rates, which led to lower transaction volumes. Revenues from the referral model, which includes the ReadyConnect Concierge℠ product, and the core lead generation product decreased due to these factors. Based on Move’s internal data, average monthly unique users of Realtor.com®’s web and mobile sites for the fiscal third quarter was flat compared to the prior year at 72 million. Lead volume increased 4%, the first year over year increase in over 2 years, and was a strong improvement from the 7% decline in the prior quarter.

Subscription Video Services

Revenues of $455 million in the quarter decreased $22 million, or 5%, compared with the prior year, primarily driven by an $18 million, or 4%, negative impact from foreign currency fluctuations. The impact from fewer residential broadcast subscribers was mostly offset by higher revenues from Kayo from increases in both volume and pricing and higher BINGE revenues from an increase in pricing. Adjusted Revenues of $473 million decreased 1% compared to the prior year. Foxtel Group streaming subscription revenues represented approximately 29% of total circulation and subscription revenues in the quarter, as compared to 26% in the prior year.

As of March 31, 2024, Foxtel’s total closing paid subscribers were over 4.5 million, a 1% decrease compared to the prior year, driven by fewer residential broadcast subscribers and lower BINGE subscribers partly offset by strong growth in Kayo subscribers. Broadcast subscriber churn in the quarter was 13.3% compared to 12.3% in the prior year partly driven by the recent Broadcast price increase. Broadcast ARPU for the quarter increased 2% year-over-year to A$85 (US$56).

	As of March 31,
	2024	2023
	(in 000's)
Broadcast Subscribers
Residential	1,239	1,369
Commercial	239	233
Streaming Subscribers (Total (Paid))
Kayo	1,466 (1,442 paid)	1,332 (1,309 paid)
BINGE	1,477 (1,453 paid)	1,529 (1,484 paid)
Foxtel Now	153 (146 paid)	178 (171 paid)

Total Subscribers (Total (Paid))	4,591 (4,537 paid)	4,662 (4,585 paid)

Segment EBITDA of $66 million in the quarter decreased $2 million, or 3%, compared with the prior year, which included a $3 million, or 4%, negative impact from foreign currency fluctuations. Adjusted Segment EBITDA of $69 million increased 1% compared to the prior year, primarily due to lower marketing, entertainment programming rights and technology costs partially offset by $13 million of costs related to the launch of Hubbl in the quarter.

Dow Jones

Revenues in the quarter increased $15 million, or 3%, compared to the prior year, driven by growth in circulation and subscription revenues underpinned by the professional information business. Digital revenues at Dow Jones in the quarter represented 81% of total revenues compared to 79% in the prior year. Adjusted Revenues increased 3%.

Circulation and subscription revenues increased $19 million, or 4%, primarily driven by a 10% increase in professional information business revenues, led by 15% growth in Risk & Compliance revenues to $76 million and 15% growth in Dow Jones Energy revenues to $63 million. Circulation revenues were flat compared to the prior year, as the continued growth in digital-only subscriptions, which partially benefited from an increase in bundle offers, was offset by lower print volume. Digital circulation revenues accounted for 70% of circulation revenues for the quarter, compared to 69% in the prior year.

During the third quarter, total average subscriptions to Dow Jones’ consumer products were over 5.7 million, a 12% increase compared to the prior year. Digital-only subscriptions to Dow Jones’ consumer products grew 17% to over 5 million. Total subscriptions to The Wall Street Journal grew 8% compared to the prior year, to over 4.2 million average subscriptions in the quarter. Digital-only subscriptions to The Wall Street Journal grew 13% to over 3.7 million average subscriptions in the quarter, and represented 88% of total Wall Street Journal subscriptions.

	For the three months ended March 31,
	2024	2023	% Change
(in thousands, except %)			Better/(Worse)
The Wall Street Journal
Digital-only subscriptions	3,715	3,299	13%
Total subscriptions	4,217	3,888	8%
Barron’s Group
Digital-only subscriptions	1,221	969	26%
Total subscriptions	1,355	1,128	20%
Total Consumer
Digital-only subscriptions	5,068	4,347	17%
Total subscriptions	5,723	5,117	12%

Advertising revenues decreased $2 million, or 2%, primarily due to an 11% decline in print advertising revenues partly offset by 4% growth in digital advertising revenues. Digital advertising accounted for 63% of total advertising revenues in the quarter, compared to 59% in the prior year.

Segment EBITDA for the quarter increased $9 million, or 8%, primarily as a result of the higher revenues discussed above, partially offset by higher marketing costs. Adjusted Segment EBITDA increased 8%.

Book Publishing

Revenues in the quarter decreased $9 million, or 2%, compared to the prior year, primarily driven by lower gross physical book sales partly offset by improved returns and an increase in digital book sales. Key titles in the quarter included Blood Money by Peter Schweizer, Mostly What God Does by Savannah Guthrie and Fangirl Down by Tessa Bailey. Adjusted Revenues decreased 3%.

Digital sales increased 5% compared to the prior year, driven by strong market growth for downloadable audiobook sales, which benefited from the continued contribution from the new Spotify partnership. Digital sales represented 25% of Consumer revenues for the quarter compared to 23% in the prior year with downloadable audiobooks accounting for approximately half of digital revenues. Backlist sales represented approximately 63% of consumer revenues in the quarter compared to 60% in the prior year.

Segment EBITDA for the quarter increased $1 million, or 2%, compared to the prior year, primarily due to lower manufacturing, freight and distribution costs driven by product mix and the absence of prior year supply chain challenges and inventory and inflationary pressures, largely offset by the lower revenues discussed above and higher employee costs. Adjusted Segment EBITDA increased 2%.

News Media
Revenues in the quarter decreased $33 million, or 6%, as compared to the prior year, primarily driven by lower advertising revenues. Within the segment, revenues at News Corp Australia decreased 10%, driven by lower advertising revenues, and included an $8 million, or 4%, negative impact from foreign currency fluctuations, while News UK was flat as lower advertising revenues were offset by a $10 million, or 5%, positive impact from foreign currency fluctuations and higher circulation and subscription revenues. Adjusted Revenues for the segment decreased 6% compared to the prior year.

Circulation and subscription revenues increased $1 million compared to the prior year, primarily due to price increases, digital subscriber growth and a $3 million, or 1%, positive impact from foreign currency fluctuations, partially offset by lower print volumes.

Advertising revenues decreased $28 million, or 13%, compared to the prior year, primarily due to lower print advertising at News Corp Australia and lower digital advertising mainly driven by a decline in traffic at some mastheads due to platform related changes.

In the quarter, Segment EBITDA decreased $8 million, or 24%, compared to the prior year, driven by lower revenues, as discussed above, partially offset by lower production costs at News UK driven by lower print volume and newsprint prices and a $1 million, or 2%, positive impact from foreign currency fluctuations. Adjusted Segment EBITDA decreased 26%.

Digital revenues represented 38% of News Media segment revenues in the quarter, compared to 36% in the prior year, and represented 36% of the combined revenues of the newspaper mastheads. Digital subscribers and users across key properties within the News Media segment are summarized below:

•Closing digital subscribers at News Corp Australia as of March 31, 2024 were 1,113,000 (966,000 for news mastheads), compared to 1,043,000 (937,000 for news mastheads) in the prior year (Source: Internal data)
•The Times and Sunday Times closing digital subscribers, including the Times Literary Supplement, as of March 31, 2024 were 582,000, compared to 554,000 in the prior year (Source: Internal data). The previously disclosed methodology change resulted in a 59,000 and 60,000 increase to the closing digital subscriber number at March 31, 2024 and 2023, respectively
•The Sun’s digital offering reached 126 million global monthly unique users in March 2024, compared to 199 million in the prior year (Source: Meta Pixel)
•New York Post’s digital network reached 125 million unique users in March 2024, compared to 147 million in the prior year (Source: Google Analytics)

CASH FLOW
The following table presents a reconciliation of net cash provided by operating activities to free cash flow and free cash flow available to News Corporation:

	For the nine months ended March 31,
	2024	2023
	(in millions)
Net cash provided by operating activities	$844	$670
Less: Capital expenditures	(353)	(350)
Free cash flow	491	320
Less: REA Group free cash flow	(204)	(153)
Plus: Cash dividends received from REA Group	91	91
Free cash flow available to News Corporation	$378	$258

Net cash provided by operating activities of $844 million for the nine months ended March 31, 2024 was $174 million higher than $670 million in the prior year, primarily due to lower working capital and higher Total Segment EBITDA, as noted above, partially offset by higher restructuring payments.

Free cash flow in the nine months ended March 31, 2024 was $491 million compared to $320 million in the prior year. Free cash flow available to News Corporation in the nine months ended March 31, 2024 was $378 million compared to $258 million in the prior year. The improvement in both free cash flow and free cash flow available to News Corporation was primarily due to higher cash provided by operating activities, as mentioned above. Foxtel’s capital expenditures for the nine months ended March 31, 2024 were $107 million compared to $118 million in the prior year.

Free cash flow and free cash flow available to News Corporation are non-GAAP financial measures. Free cash flow is defined as net cash provided by (used in) operating activities, less capital expenditures, and free cash flow available to News Corporation is defined as free cash flow, less REA Group free cash flow, plus cash dividends received from REA Group. Free cash flow and free cash flow available to News Corporation may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what items should be included in the calculation of free cash flow.

Neither free cash flow nor free cash flow available to News Corporation represents the total increase or decrease in the cash balance for the period and should be considered in addition to, not as a substitute for, the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP, which incorporates all cash movements during the period.

The Company believes free cash flow provides useful information to management and investors about the Company’s liquidity and cash flow trends. The Company believes free cash flow available to News Corporation, which adjusts free cash flow to exclude REA Group’s free cash flow and include dividends received from REA Group, provides management and investors with a measure of the amount of cash flow that is readily available to the Company, as REA Group is a separately listed public company in Australia and must declare a dividend in order for the Company to have access to its share of REA Group’s cash balance. The Company believes free cash flow available to News Corporation provides a more conservative view of the Company’s free cash flow because this presentation includes only that amount of cash the Company actually receives from REA Group, which has generally been lower than the Company’s unadjusted free cash flow.

COMPARISON OF NON-GAAP TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, Adjusted Segment EBITDA, adjusted net income attributable to News Corporation stockholders, Adjusted EPS, constant currency revenues, free cash flow and free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2, 3 and 4 and the reconciliation of net cash provided by operating activities to free cash flow and free cash flow available to News Corporation is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 5:00 p.m. EDT on May 8, 2024. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding trends and uncertainties affecting the Company’s business, results of operations and financial condition, the Company’s strategy and strategic initiatives, including potential acquisitions, investments and dispositions, the Company’s cost savings initiatives, including announced headcount reductions, and the outcome of contingencies such as litigation and investigations. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to the risks, uncertainties and other factors described in the Company’s filings with the Securities and Exchange Commission. More detailed information about factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have and do not undertake any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, and we expressly disclaim any such obligation, except as required by law or regulation.

About News Corporation

News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: digital real estate services, subscription video services in Australia, news and information services and book publishing. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: www.newscorp.com.
Contacts:

Investor Relations	Corporate Communications
Michael Florin	Jim Kennedy
212-416-3363	212-416-4064
mflorin@newscorp.com	jkennedy@newscorp.com

Anthony Rudolf
212-416-3040
arudolf@newscorp.com

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	For the three months ended March 31,		For the nine months ended March 31,
	2024	2023	2024	2023
Revenues:
Circulation and subscription	$1,121	$1,122	$3,369	$3,318
Advertising	358	393	1,187	1,263
Consumer	484	495	1,513	1,474
Real estate	301	272	939	896
Other	159	165	500	495
Total Revenues	2,423	2,447	7,508	7,446
Operating expenses	(1,238)	(1,286)	(3,792)	(3,853)
Selling, general and administrative	(863)	(841)	(2,557)	(2,514)
Depreciation and amortization	(192)	(183)	(542)	(536)
Impairment and restructuring charges	(35)	(25)	(86)	(65)
Equity losses of affiliates	(2)	(10)	(5)	(43)
Interest expense, net	(19)	(25)	(67)	(78)
Other, net	(10)	14	(23)	(10)
Income before income tax expense	64	91	436	347
Income tax expense	(22)	(32)	(153)	(128)
Net income	42	59	283	219
Net income attributable to noncontrolling interests	(12)	(9)	(67)	(62)
Net income attributable to News Corporation stockholders	$30	$50	$216	$157

Weighted average shares outstanding:
Basic	571	575	572	578
Diluted	574	578	574	580

Net income attributable to News Corporation stockholders per share, basic and diluted	$0.05	$0.09	$0.38	$0.27

NEWS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	As of March 31, 2024	As of June 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$1,943	$1,833
Receivables, net	1,438	1,425
Inventory, net	331	311
Other current assets	416	484
Total current assets	4,128	4,053

Non-current assets:
Investments	416	427
Property, plant and equipment, net	1,901	2,042
Operating lease right-of-use assets	974	1,036
Intangible assets, net	2,359	2,489
Goodwill	5,131	5,140
Deferred income tax assets, net	305	393
Other non-current assets	1,330	1,341
Total assets	$16,544	$16,921

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$269	$440
Accrued expenses	1,238	1,123
Deferred revenue	549	622
Current borrowings	56	27
Other current liabilities	930	953
Total current liabilities	3,042	3,165

Non-current liabilities:
Borrowings	2,844	2,940
Retirement benefit obligations	135	134
Deferred income tax liabilities, net	124	163
Operating lease liabilities	1,053	1,128
Other non-current liabilities	438	446
Commitments and contingencies
Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	11,270	11,449
Accumulated deficit	(1,933)	(2,144)
Accumulated other comprehensive loss	(1,292)	(1,247)
Total News Corporation stockholders' equity	8,051	8,064
Noncontrolling interests	857	881
Total equity	8,908	8,945
Total liabilities and equity	$16,544	$16,921

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	For the nine months ended March 31,
	2024	2023
Operating activities:
Net income	$283	$219
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	542	536
Operating lease expense	72	82
Equity losses of affiliates	5	43
Cash distributions received from affiliates	4	7
Impairment charges	24	—
Deferred income taxes and taxes payable	52	27
Other, net	23	10
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	15	(236)
Inventories, net	(12)	(55)
Accounts payable and other liabilities	(164)	37
Net cash provided by operating activities	844	670
Investing activities:
Capital expenditures	(353)	(350)
Acquisitions, net of cash acquired	(20)	(15)
Investments in equity affiliates and other, net	(31)	(105)
Proceeds from property, plant and equipment and other asset dispositions	—	51
Other, net	—	(21)
Net cash used in investing activities	(404)	(440)
Financing activities:
Borrowings	1,140	434
Repayment of borrowings	(1,235)	(506)
Repurchase of shares	(83)	(196)
Dividends paid	(115)	(116)
Other, net	(24)	2
Net cash used in financing activities	(317)	(382)
Net change in cash and cash equivalents	123	(152)
Cash and cash equivalents, beginning of period	1,833	1,822
Effect of exchange rate changes on cash and cash equivalents	(13)	(11)
Cash and cash equivalents, end of period	$1,943	$1,659

NOTE 1 – TOTAL SEGMENT EBITDA
Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest (expense) income, net, other, net and income tax (expense) benefit. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).
Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods. The following tables reconcile net income to Total Segment EBITDA for the three and nine months ended March 31, 2024 and 2023:

	For the three months ended March 31,
	2024	2023	Change	% Change
	(in millions)
Net income	$42	$59	$(17)	(29)%
Add:
Income tax expense	22	32	(10)	(31)%
Other, net	10	(14)	24	**
Interest expense, net	19	25	(6)	(24)%
Equity losses of affiliates	2	10	(8)	(80)%
Impairment and restructuring charges	35	25	10	40%
Depreciation and amortization	192	183	9	5%
Total Segment EBITDA	$322	$320	$2	1%

	For the nine months ended March 31,
	2024	2023	Change	% Change
	(in millions)
Net income	$283	$219	$64	29%
Add:
Income tax expense	153	128	25	20%
Other, net	23	10	13	**
Interest expense, net	67	78	(11)	(14)%
Equity losses of affiliates	5	43	(38)	(88)%
Impairment and restructuring charges	86	65	21	32%
Depreciation and amortization	542	536	6	1%
Total Segment EBITDA	$1,159	$1,079	$80	7%

NOTE 2 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”), charges for other significant, non-ordinary course legal or regulatory matters (“litigation charges”) and foreign currency fluctuations (“Adjusted Revenues,” “Adjusted Total Segment EBITDA” and “Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.
The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following tables reconcile reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three and nine months ended March 31, 2024 and 2023:

	Revenues			Total Segment EBITDA
	For the three months ended March 31,			For the three months ended March 31,
	2024	2023	Difference	2024	2023	Difference
	(in millions)			(in millions)
As reported	$2,423	$2,447	$(24)	$322	$320	$2
Impact of acquisitions	(4)	—	(4)	1	4	(3)
Impact of foreign currency fluctuations	21	—	21	6	—	6
Net impact of U.K. Newspaper Matters	—	—	—	2	4	(2)
As adjusted	$2,440	$2,447	$(7)	$331	$328	$3

	Revenues			Total Segment EBITDA
	For the nine months ended March 31,			For the nine months ended March 31,
	2024	2023	Difference	2024	2023	Difference
	(in millions)			(in millions)
As reported	$7,508	$7,446	$62	$1,159	$1,079	$80
Impact of acquisitions	(16)	—	(16)	—	10	(10)
Impact of foreign currency fluctuations	22	—	22	14	—	14
Net impact of U.K. Newspaper Matters	—	—	—	7	13	(6)
As adjusted	$7,514	$7,446	$68	$1,180	$1,102	$78

Foreign Exchange Rates
Average foreign exchange rates used in the calculation of the impact of foreign currency fluctuations for the three and nine months ended March 31, 2024 and 2023 are as follows:

	Fiscal Year 2024
	Q1	Q2	Q3
U.S. Dollar per Australian Dollar	$0.65	$0.65	$0.66
U.S. Dollar per British Pound Sterling	$1.27	$1.24	$1.27

	Fiscal Year 2023
	Q1	Q2	Q3
U.S. Dollar per Australian Dollar	$0.68	$0.66	$0.68
U.S. Dollar per British Pound Sterling	$1.17	$1.17	$1.22

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three and nine months ended March 31, 2024 and 2023 are as follows:

	For the three months ended March 31,
	2024	2023	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Digital Real Estate Services	$395	$363	9%
Subscription Video Services	473	477	(1)%
Dow Jones	543	529	3%
Book Publishing	502	515	(3)%
News Media	527	563	(6)%
Other	—	—	—%
Adjusted Total Revenues	$2,440	$2,447	—%

Adjusted Segment EBITDA:
Digital Real Estate Services	$109	$102	7%
Subscription Video Services	69	68	1%
Dow Jones	118	109	8%
Book Publishing	62	61	2%
News Media	25	34	(26)%
Other	(52)	(46)	(13)%
Adjusted Total Segment EBITDA	$331	$328	1%

	For the nine months ended March 31,
	2024	2023	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Digital Real Estate Services	$1,224	$1,170	5%
Subscription Video Services	1,456	1,441	1%
Dow Jones	1,657	1,607	3%
Book Publishing	1,559	1,533	2%
News Media	1,618	1,695	(5)%
Other	—	—	—%
Adjusted Total Revenues	$7,514	$7,446	1%

Adjusted Segment EBITDA:
Digital Real Estate Services	$386	$349	11%
Subscription Video Services	244	269	(9)%
Dow Jones	404	361	12%
Book Publishing	208	151	38%
News Media	90	111	(19)%
Other	(152)	(139)	(9)%
Adjusted Total Segment EBITDA	$1,180	$1,102	7%

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three and nine months ended March 31, 2024 and 2023:

	For the three months ended March 31, 2024
	As Reported	Impact of Acquisitions	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$388	$(3)	$10	$—	$395
Subscription Video Services	455	—	18	—	473
Dow Jones	544	—	(1)	—	543
Book Publishing	506	(1)	(3)	—	502
News Media	530	—	(3)	—	527
Other	—	—	—	—	—
Total Revenues	$2,423	$(4)	$21	$—	$2,440

Segment EBITDA:
Digital Real Estate Services	$104	$1	$4	$—	$109
Subscription Video Services	66	—	3	—	69
Dow Jones	118	—	—	—	118
Book Publishing	62	—	—	—	62
News Media	26	—	(1)	—	25
Other	(54)	—	—	2	(52)
Total Segment EBITDA	$322	$1	$6	$2	$331

	For the three months ended March 31, 2023
	As Reported	Impact of Acquisitions	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$363	$—	$—	$—	$363
Subscription Video Services	477	—	—	—	477
Dow Jones	529	—	—	—	529
Book Publishing	515	—	—	—	515
News Media	563	—	—	—	563
Other	—	—	—	—	—
Total Revenues	$2,447	$—	$—	$—	$2,447

Segment EBITDA:
Digital Real Estate Services	$102	$—	$—	$—	$102
Subscription Video Services	68	—	—	—	68
Dow Jones	109	—	—	—	109
Book Publishing	61	—	—	—	61
News Media	34	—	—	—	34
Other	(54)	4	—	4	(46)
Total Segment EBITDA	$320	$4	$—	$4	$328

	For the nine months ended March 31, 2024
	As Reported	Impact of Acquisitions	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$1,210	$(10)	$24	$—	$1,224
Subscription Video Services	1,411	—	45	—	1,456
Dow Jones	1,665	—	(8)	—	1,657
Book Publishing	1,581	(6)	(16)	—	1,559
News Media	1,641	—	(23)	—	1,618
Other	—	—	—	—	—
Total Revenues	$7,508	$(16)	$22	$—	$7,514

Segment EBITDA:
Digital Real Estate Services	$373	$2	$11	$—	$386
Subscription Video Services	236	—	8	—	244
Dow Jones	405	—	(1)	—	404
Book Publishing	212	(2)	(2)	—	208
News Media	92	—	(2)	—	90
Other	(159)	—	—	7	(152)
Total Segment EBITDA	$1,159	$—	$14	$7	$1,180

	For the nine months ended March 31, 2023
	As Reported	Impact of Acquisitions	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$1,170	$—	$—	$—	$1,170
Subscription Video Services	1,441	—	—	—	1,441
Dow Jones	1,607	—	—	—	1,607
Book Publishing	1,533	—	—	—	1,533
News Media	1,695	—	—	—	1,695
Other	—	—	—	—	—
Total Revenues	$7,446	$—	$—	$—	$7,446

Segment EBITDA:
Digital Real Estate Services	$349	$—	$—	$—	$349
Subscription Video Services	269	—	—	—	269
Dow Jones	361	—	—	—	361
Book Publishing	151	—	—	—	151
News Media	111	—	—	—	111
Other	(162)	10	—	13	(139)
Total Segment EBITDA	$1,079	$10	$—	$13	$1,102

NOTE 3 – ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS
The Company uses net income (loss) attributable to News Corporation stockholders and diluted earnings per share (“EPS”) excluding expenses related to U.K. Newspaper Matters, litigation charges, impairment and restructuring charges and “Other, net”, net of tax, recognized by the Company or its equity method investees, as well as the settlement of certain pre-Separation tax matters (“adjusted net income (loss) attributable to News Corporation stockholders” and “adjusted EPS,” respectively), to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period, as well as certain non-operational items. The calculation of adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income (loss) attributable to News Corporation stockholders and net income (loss) per share as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following tables reconcile reported net income attributable to News Corporation stockholders and reported diluted EPS to adjusted net income attributable to News Corporation stockholders and adjusted EPS for the three and nine months ended March 31, 2024 and 2023:

	For the three months ended March 31, 2024		For the three months ended March 31, 2023
(in millions, except per share data)	Net income attributable to stockholders	EPS	Net income attributable to stockholders	EPS
Net income	$42		$59
Net income attributable to noncontrolling interests	(12)		(9)
Net income attributable to News Corporation stockholders	$30	$0.05	$50	$0.09
U.K. Newspaper Matters	2	—	4	0.01
Impairment and restructuring charges	35	0.06	25	0.04
Other, net	10	0.02	(14)	(0.03)
Tax impact on items above	(12)	(0.02)	(12)	(0.02)
Impact of noncontrolling interest on items above	—	—	—	—
As adjusted	$65	$0.11	$53	$0.09

	For the nine months ended March 31, 2024		For the nine months ended March 31, 2023
(in millions, except per share data)	Net income attributable to stockholders	EPS	Net income attributable to stockholders	EPS
Net income	$283		$219
Less: Net income attributable to noncontrolling interests	(67)		(62)
Net income attributable to News Corporation stockholders	$216	$0.38	$157	$0.27
U.K. Newspaper Matters	7	0.01	13	0.02
Impairment and restructuring charges (a)	86	0.15	65	0.11
Other, net	23	0.04	10	0.02
Tax impact on items above	(30)	(0.05)	(39)	(0.07)
Impact of noncontrolling interest on items above	2	—	(1)	—
As adjusted	$304	$0.53	$205	$0.35
(a)During the nine months ended March 31, 2024, the Company recognized non-cash impairment charges of $22 million at the News Media segment related to the write-down of fixed assets associated with the proposed combination of certain U.K. printing operations with those of a third party.

NOTE 4 – CONSTANT CURRENCY REVENUES

The Company believes that the presentation of revenues excluding the impact of foreign currency fluctuations (“constant currency revenues”) provides useful information regarding the performance of the Company’s core business operations exclusive of distortions between periods caused by the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar as described in Note 2.

Constant currency revenues are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for revenues as determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported revenues to constant currency revenues for the three and nine months ended March 31, 2024:

	Q3 Fiscal 2023	Q3 Fiscal 2024	FX impact	Q3 Fiscal 2024 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Consolidated results:
Circulation and subscription	$1,122	$1,121	$(12)	$1,133	—%	1%
Advertising	393	358	(2)	360	(9)%	(8)%
Consumer	495	484	3	481	(2)%	(3)%
Real estate	272	301	(7)	308	11%	13%
Other	165	159	(3)	162	(4)%	(2)%
Total revenues	$2,447	$2,423	$(21)	$2,444	(1)%	—%

Digital Real Estate Services:
Circulation and subscription	$3	$3	$—	$3	—%	—%
Advertising	35	32	(1)	$33	(9)%	(6)%
Real estate	272	301	(7)	$308	11%	13%
Other	53	52	(2)	$54	(2)%	2%
Total Digital Real Estate Services segment revenues	$363	$388	$(10)	$398	7%	10%

REA Group revenues	$222	$256	$(10)	$266	15%	20%

Subscription Video Services:
Circulation and subscription	$419	$398	$(16)	$414	(5)%	(1)%
Advertising	49	47	(1)	$48	(4)%	(2)%
Other	9	10	(1)	$11	11%	22%
Total Subscription Video Services segment revenues	$477	$455	$(18)	$473	(5)%	(1)%

	Q3 Fiscal 2023	Q3 Fiscal 2024	FX impact	Q3 Fiscal 2024 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Dow Jones:
Circulation and subscription	$426	$445	$1	$444	4%	4%
Advertising	88	86	—	$86	(2)%	(2)%
Other	15	13	—	$13	(13)%	(13)%
Total Dow Jones segment revenues	$529	$544	$1	$543	3%	3%

Book Publishing:
Consumer	495	484	3	$481	(2)%	(3)%
Other	20	22	—	$22	10%	10%
Total Book Publishing segment revenues	$515	$506	$3	$503	(2)%	(2)%

News Media:
Circulation and subscription	$274	$275	$3	$272	—%	(1)%
Advertising	221	193	—	$193	(13)%	(13)%
Other	68	62	—	$62	(9)%	(9)%
Total News Media segment revenues	$563	$530	$3	$527	(6)%	(6)%

News UK
Circulation and subscription	$135	$144	$6	$138	7%	2%
Advertising	72	64	3	$61	(11)%	(15)%
Other	28	26	1	$25	(7)%	(11)%
Total News UK revenues	$235	$234	$10	$224	—%	(5)%

News Corp Australia
Circulation and subscription	$112	$105	$(4)	$109	(6)%	(3)%
Advertising	99	83	(3)	$86	(16)%	(13)%
Other	31	31	(1)	$32	—%	3%
Total News Corp Australia revenues	$242	$219	$(8)	$227	(10)%	(6)%

	Q3 YTD Fiscal 2023	Q3 YTD Fiscal 2024	FX impact	Q3 YTD Fiscal 2024 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Consolidated results:
Circulation and subscription	$3,318	$3,369	$(16)	$3,385	2%	2%
Advertising	1,263	1,187	1	1,186	(6)%	(6)%
Consumer	1,474	1,513	16	1,497	3%	2%
Real estate	896	939	(18)	957	5%	7%
Other	495	500	(5)	505	1%	2%
Total revenues	$7,446	$7,508	$(22)	$7,530	1%	1%

Digital Real Estate Services:
Circulation and subscription	$9	$8	$—	$8	(11)%	(11)%
Advertising	103	99	(1)	$100	(4)%	(3)%
Real estate	896	939	(18)	$957	5%	7%
Other	162	164	(5)	$169	1%	4%
Total Digital Real Estate Services segment revenues	$1,170	$1,210	$(24)	$1,234	3%	5%

REA Group revenues	$714	$809	$(24)	$833	13%	17%

Subscription Video Services:
Circulation and subscription	$1,249	$1,217	$(39)	$1,256	(3)%	1%
Advertising	160	160	(5)	$165	—%	3%
Other	32	34	(1)	$35	6%	9%
Total Subscription Video Services segment revenues	$1,441	$1,411	$(45)	$1,456	(2)%	1%

Dow Jones:
Circulation and subscription	$1,257	$1,322	$8	$1,314	5%	5%
Advertising	313	303	—	$303	(3)%	(3)%
Other	37	40	—	$40	8%	8%
Total Dow Jones segment revenues	$1,607	$1,665	$8	$1,657	4%	3%

Book Publishing:
Consumer	1,474	1,513	16	$1,497	3%	2%
Other	59	68	—	$68	15%	15%
Total Book Publishing segment revenues	$1,533	$1,581	$16	$1,565	3%	2%

	Q3 YTD Fiscal 2023	Q3 YTD Fiscal 2024	FX impact	Q3 YTD Fiscal 2024 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
News Media:
Circulation and subscription	$803	$822	$15	$807	2%	—%
Advertising	687	625	7	$618	(9)%	(10)%
Other	205	194	1	$193	(5)%	(6)%
Total News Media segment revenues	$1,695	$1,641	$23	$1,618	(3)%	(5)%

News UK
Circulation and subscription	$398	$429	$24	$405	8%	2%
Advertising	216	199	10	$189	(8)%	(13)%
Other	80	73	4	$69	(9)%	(14)%
Total News UK revenues	$694	$701	$38	$663	1%	(4)%

News Corp Australia
Circulation and subscription	$331	$318	$(10)	$328	(4)%	(1)%
Advertising	316	272	(8)	$280	(14)%	(11)%
Other	102	103	(3)	$106	1%	4%
Total News Corp Australia revenues	$749	$693	$(21)	$714	(7)%	(5)%